AMENDED AND RESTATED
ALLEN & O’HARA DEVELOPMENT COMPANY, LLC
STUDENT HOUSING DEVELOPMENT
BONUS PROGRAM
EFFECTIVE DATE: JULY 2l, 2005
          WHEREAS, it is in the best interest of Allen & O’Hara Development Company, LLC (the “Company”) to provide an incentive bonus program (“Program”) for certain officers and employees of the Company (“Program Participants”) engaged in the pursuit of student housing development projects in the highly competitive student housing business; and
          WHEREAS, the purpose of the Program is to provide a meaningful financial incentive (“Bonus”) to Program Participants to encourage the successful development of Projects on time, within budget, and resulting in the actual receipt of substantial development fees and, to the fullest extent possible, new management contracts for the Company.
          NOW, THEREFORE, as of the Effective Date, the Company hereby implements the Program subject to the following terns and conditions:
1.      The purpose of the Program is to provide a Bonus to Program Participants to encourage the successful development of Projects on time, within budget, and resulting in the actual receipt of substantial development fees and, to the fullest extent possible, new management contracts for the Company in the highly competitive student housing business. Projects for which a Bonus may be paid under this Bonus Program are those Projects approved by the Executive Committee of Education Realty Trust, Inc.
2.      The Program shall be administered by a commirtee consisting of Paul O. Bower, Sole Director of the Sole Member of the Company, William W. Harris, III, President of the Company, and Randall H. Brown, Secretary and Treasurer of the Company (the “Program Committee”). All decisions, interpretations, and conflict resolutions regarding the Program will be made by the Program Committee and are final. The Sole Member of the Company shall have the sole discretion to appoint or remove members of the Program Committee.
3.      The Program Participants are William W. Harris, III, Charles M. Harris, Wallace L. Wilcox, Craig L. Cardwell, Thomas Trubiana and William Bugg. Program Participants may be added or deleted from the Program at the sole determination of the Program Committee.
4.      Bonuses may, but need not be, awarded by the Program Committee for each Project. Bonuses shall be awarded to Program Participants in the sole discretion of the Program Committee. The Program Committee shall determine which Program Participants shall receive a bonus for each Project and shall determine the percentage of the Bonus Pool to be awarded to each Program Participant so selected. The Bonus Pool for each Project shall consist of an amount equal to five percent (5%) of the Development Fee actually paid to and received by the Company (or an entity owned by the Company) for a successfully negotiated, financed and closed Project.

For purposes of clarification, the total amount of all Bonuses payable to Program Participants for a particular Project shall not exceed five percent (5%) of the Development Fee received by the Company for that Project without regard to how the bonus amounts may be allocated among the Program Participants for that Project.
Bonuses will be carried as Development Fees are paid to and received by the Company. Payment of earned Bonuses shall be made to Program Participants following the end of the calendar quarter in which Development Fees from the Project are received by the Company. Development Fees may be identified as “Development Fees,” “Construction Management Fees” or some similar title, but in no case shall reimbursed out-of-pocket expenses be included.
5.      Payment of the full amount of the Bonus is subject to successful completion of the Project, on time, within budget, and with the Program Participants’ continued involvement in the Project, all as determined by the Program Committee. Failure to meet these conditions may result in an adjustment to any amount due a Program Participant, from that or any other Project, including elimination of all or a portion of any future Bonus.
6.      The calculation of the Bonus shall include a deduction for any payment made directly or indirectly to third parties, such as, without limitation, Project cost overruns or liquidated damages paid by the Company or an affiliate, co-developer fees, finder’s fees, or third-party construction management fees, for the rebate or return of previously received fees, or for other pursuit costs that are not reimbursed by project financings, such as architects fees, advisory and consulting fees, modeling costs, renderings, and the like. Any such payments, or pursuit costs incurred for successful or unsuccessful efforts, may be deducted from the Bonus pool prior to allocation among Program Participants, at the sole discretion of the Program Committee. Any deferral of the Company’s development fee will likewise defer payment of Bonus payments to the Program Participants.
7.      The allocation of Bonuses among the Program Participants will be recommended by William W. Harris, III, subject to the approval of the Program Committee.
8.      All Projects under negotiation as of or following the Effective Date are eligible for the Program if approved by the Executive Committee.
9.      In the event a Program Participant’s employment with the Company is terminated, voluntarily or involuntarily, for any reason or no reason, no unpaid Bonus, whether earned or unearned, shall be paid to such person and such person shall no longer be a Program Participant. Furthermore, any Program Participant no longer an employee of the Company shall have no right, claim or entitlement to Bonus payments such person may assert is earned, deferred or accrued but unpaid. The intent of this Program is that Bonus payments shall only be paid to Program Participants actually employed by the Company at the time of the actual payment of the Bonus regardless of when such Bonus payment may have been deemed earned. Any Bonus not paid because of such termination may, in the discretion of the Program Committee, (i) remain in the Bonus Pool for distribution at the discretion of the Program Committee to one or more remaining Program Participants or (ii) be returned to the Company.

10.      The Program may not be altered or amended except in writing executed by the Company. Program Participants shall not be entitled to rely upon any representations, alterations or amendments to the Program not set forth in a writing executed by the Company.
11.      The provisions of this Program shall be treated confidentially by Program Participants and distribution of this Program shall be limited to the Program Participants, members of the Company, officers and such employees of the Company with a need to know the provisions of the Program in order to administer the Program.
12.      This Program is not intended to create a contract of employment between Program Participants and the Company. In addition, none of the provisions, terms and conditions of the Program guarantee Program Participants continued or permanent employment with the Company. In the absence of a written contract of employment signed by the parties, the employment relationship between the Company and Program Participants is “at-will” and thus may be terminated by either the Company or a Program Participant. In the event that any statements provided by any members, officers or representatives of the Company are inconsistent with this paragraph, the provisions of this paragraph shall govern.
ALLEN & O’HARA DEVELOPMENT COMPANY, LLC
By: Allen & O’Hara Education Services, Inc., its sole member

By:
Pau. O. Bower, President